Exhibit 99.(h)(3)(g)

AMENDMENT TO

TRANSFER AGENCY AGREEMENT

AMENDMENT made as of the 1st day of July 2012, between THE VICTORY INSTITUTIONAL FUNDS (the “Trust”) and Citi Fund Services Ohio, Inc., formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), to the Transfer Agency Agreement dated August 1, 2004, between the Trust and Citi (as previously amended and in effect on the date hereof, the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given them in the Agreement.

WHEREAS, Citi and the Trust wish to enter into this Amendment to the Agreement to extend the term of the Agreement and to revise Schedule A and the Notice provisions of the Agreement; and

WHEREAS, Citi and the Trust wish to add certain AML services and fees to the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Trust and Citi hereby agree as follows:

1.              Amendments.

(a)           The first sentence of Section 5(a) of the Agreement is deleted and replaced with the following:

“Unless otherwise terminated as provided herein, this Agreement shall continue in effect through June 30, 2015 (such period, a “Rollover Period”).”

(b)           Schedule A is replaced with the attached Schedule A.

(c)           The following is added to the end of Schedule B, effective as of August 1, 2004:

“Anti-Money Laundering Services

In each case consistent with and as required or permitted by the written anti-money laundering program (“AML Program”) of the Trust:

(a)          Where appropriate and information is available, take reasonable measures to verify shareholder identity upon opening new accounts.

(b)         Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required information to the SEC, the U.S. Treasury Department, the Internal Revenue Service or each agency’s designated agent.

(c)          Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts.

(d)         Maintain records or other documentation related to shareholder accounts and transactions that are required to be prepared and maintained pursuant to the Trust’s AML Program, and make the same available the Trust, the individual appointed as the Trust’s anti-money laundering compliance officer (“AML Compliance Officer”), the Trust’s auditors and regulatory or law enforcement authorities.

(e)          Review Shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control.

Trust represents and warrants that the Trust has adopted the AML Program, which has been provided to Citi and the Trust’s AML Compliance Officer,  (ii) the AML Program has been reasonably designed to facilitate Compliance by the Trust with applicable anti-money laundering Laws and regulations (collectively, the “Applicable AML Laws”) in all relevant respects, (iii) the AML Program and the designation of the AML Compliance Officer have been approved by the Board, (iv) the delegation of certain services thereunder to Citi, as provided in Schedule C of this Agreement, has been approved by the Board, and (v) the Trust will submit any material amendments to the AML Program to Citi for Citi’s review and consent prior to adoption.”

(d)           The following is added to the end of Schedule C, effective as of August 1, 2004:

“AML Services Expenses

Equifax Search:	$5/request
Early Warning:	$0.17/search”

(e)                                  Section 23 is replaced with the following:

“23.     Notices.

Any notices provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to it at c/o Victory Capital Management Inc., 4900 Tiedeman Road, Brooklyn, OH 44144 Attn: President, with a copy to Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, NY 10104 Attn: Jay G. Baris, Esq.; and if to Citi, to it at 3435 Stelzer Road, Columbus, OH 43219 Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

2.              Representations and Warranties.

(a)           The Trust represents (i) that it has full power and authority to enter into this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.

(b)           Citi represents that it has full power and authority to enter into and perform this Amendment.

3.              Miscellaneous.

(a)           This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)           Each reference to the Agreement in the Agreement (as it existed prior to this Amendment), shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)           Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)           This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

THE VICTORY INSTITUTIONAL FUNDS, on behalf of each Fund listed on Schedule A, individually and not jointly

By:	/s/ Michael D. Policarpo

Name:	Michael D. Policarpo II
Title:	President

CITI FUND SERVICES OHIO, INC.

By:	/s/ Bruce Treff

Name:	Bruce Treff
Title:	President

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN

THE VICTORY INSTITUTIONAL FUNDS

AND

CITI FUND SERVICES OHIO, INC.

FUNDS

Name of Portfolio

1.               Victory Institutional Diversified Stock Fund

As of July 1, 2012